Exhibit 99.1

Diodes Incorporated Reports

Third Quarter 2014 Financial Results

Achieves Record Revenue with Record Gross Profit

Plano, Texas – November 6, 2014 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the third quarter ended September 30, 2014.

Third Quarter Highlights

•

Revenue was a record $233.8 million, an increase of 4.7 percent from the $223.2 million in the second quarter of 2014, and an increase of 4.1 percent from the $224.5 million in the third quarter of 2013;

•	Gross profit was a record $74.7 million, compared to $70.3 million in the second quarter of 2014 and $69.6 million in the third quarter of 2013;
•	Gross profit margin was 32.0 percent, compared to 31.5 percent in the second quarter of 2014 and 31.0 percent in the third quarter of 2013;
•

GAAP net income was $19.4 million, or $0.40 per diluted share, compared to $17.4 million, or $0.36 per diluted share in the second quarter of 2014, and $13.6 million, or $0.28 per diluted share in the third quarter of 2013;

•

Non-GAAP adjusted net income was $21.2 million, or $0.43 per diluted share, compared to $18.2 million, or $0.38 per diluted share, in the second quarter of 2014 and $15.8 million, or $0.33 per diluted share, in the third quarter of 2013;

•	Excluding $2.4 million, net of tax, of share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and
•

Achieved $27.3 million of cash flow from operations, and $13.8 million of free cash flow, including $13.5 million of capital expenditures. Net cash flow was $1.4 million, which includes the pay down of $15.2 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “Diodes achieved another quarter of solid financial results, highlighted by record revenue and record gross profit. Growth was driven by continued strength in the consumer, communications and computing markets in Asia.  Additionally, ongoing improvement in product mix and assembly/test capacity utilization contributed to gross margin reaching 32 percent for the first time since the second quarter of 2011. Earnings per share also reached the highest level in three years, demonstrating the Company’s strong operating performance.

Third Quarter 2014

Revenue for the third quarter of 2014 was a record $233.8 million, an increase of 4.7 percent from the $223.2 million in the second quarter of 2014, and an increase of 4.1 percent from the $224.5 million in the third quarter of 2013. The increase in revenue was due to growth across the Company’s consumer, communications and computing end markets.

Gross profit for the third quarter of 2014 reached a record $74.7 million, or 32.0 percent of revenue, compared to 70.3 million, or 31.5 percent of revenue in the second quarter of 2014, and compared to $69.6 million, or 31.0 percent of revenue in the third quarter of 2013.  The increase in gross profit margin was primarily due to continued improvement in product mix and assembly/test capacity utilization.

Operating expenses for the third quarter of 2014 were $49.7 million, or 21.3 percent of revenue, compared to $47.2 million, or 21.1 percent of revenue, in the second quarter of 2014 and $49.3 million, or 22.0 percent of revenue, in the third quarter of 2013.

GAAP net income for the third quarter of 2014 was $19.4 million, or $0.40 per diluted share, compared to $17.4 million, or $0.36 per diluted share in the second quarter of 2014, and compared to $13.6 million, or $0.28 per diluted share in the third quarter of 2013.

Non-GAAP adjusted net income for the third quarter of 2014 was $21.2 million, or $0.43 per diluted share, which excluded, net of tax, $1.6 million of non-cash acquisition related intangible asset amortization costs and $0.2 million of retention costs associated with the BCD acquisition.  This compares to non-GAAP adjusted net income of $18.2 million, or $0.38 per diluted share, in the second quarter of 2014 and $15.8 million, or $0.33 per diluted share, in the third quarter of 2013.

The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (unaudited and in thousands, except per share data):

Three Months Ended
September 30, 2014
GAAP net income	$19,427

GAAP diluted earnings per share	$0.40

Adjustments to reconcile net income to adjusted net income:

Retention costs	182

Amortization of acquisition related intangible assets	1,578

Non-GAAP adjusted net income	$21,187

Non-GAAP adjusted diluted earnings per share	$0.43

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in the third quarter of 2014 GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share. GAAP and non-GAAP adjusted net income would have increased by an additional $0.05 per diluted share in the second quarter of 2014 and $0.05 per diluted share in the third quarter of 2013.

EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, was $45.3 million for the third quarter of 2014, compared to $42.9 million for the second quarter of 2014 and $36.7 million for the third quarter of 2013.  For a reconciliation of GAAP net income to EBITDA (a non-GAAP measure), see the table near the end of this release for further details.

Net cash provided by operating activities was $27.3 million for the third quarter of 2014. Net cash flow was $1.4 million, which reflects the pay down of $15.2 million of long-term debt. Free cash flow was $13.8 million, which includes $13.5 million of capital expenditures.

Balance Sheet

As of September 30, 2014, the Company had approximately $237 million in cash and cash equivalents and approximately $14 million in short-term investments. Long-term debt totaled approximately $148 million. Working capital was approximately $527 million.

Business Outlook

Dr. Lu concluded, “For the fourth quarter of 2014, we expect revenue to range between $217 million to $231 million, or down 7.0 percent to 1.0 percent sequentially due to normal seasonality. We expect gross margin to be 31.6 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 22.2 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 25 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 49.0 million.”

Conference Call

Diodes will host a conference call on Thursday, November 6, 2014 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 17759854 at the prompt. International callers may join the conference call by dialing 1-315-625-6979 and providing the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Thursday, November 13, 2014 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 17759854. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the “Investors” section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the “Investors” section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two additional facilities located in Shanghai, China.  Diodes has an assembly and test facility located in Shanghai, in Chengdu, China, as well as in Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Suwon, South Korea; Tokyo, Japan; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements regarding our expectation that: for the fourth quarter of 2014, we expect revenue to range between $217 million to $231 million, or down 7.0 percent to 1.0 percent sequentially due to normal seasonality; we expect gross margin to be 31.6 percent, plus or minus 2 percent; operating expenses are expected to be approximately 22.2 percent of revenue, plus or minus 1 percent; and we expect our income tax rate to be 25 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 49.0 million.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met: the risk that the expected benefits of acquisitions may not be realized; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact	Investor Relations Contact
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
NET SALES	$233,777	$224,510	$666,980	$615,853

COST OF GOODS SOLD	159,045	154,951	460,363	438,818

Gross profit	74,732	69,559	206,617	177,035

OPERATING EXPENSES
Selling, general and administrative	33,897	33,810	99,518	99,266
Research and development	13,864	13,611	39,565	35,836
Amortization of acquisition related intangible assets	1,987	1,871	5,960	6,075
Restructuring	—	—	—	1,535
Gain (loss) on sale of assets	(20)	5	(916)	47
Total operating expenses	49,728	49,297	144,127	142,759

Income from operations	25,004	20,262	62,490	34,276

OTHER INCOME (EXPENSES)
Interest income	324	576	1,158	979
Interest expense	(1,074)	(1,638)	(3,489)	(4,150)
Other	2,050	(1,706)	2,640	1,201
Total other income (expenses)	1,300	(2,768)	309	(1,970)

Income before income taxes and noncontrolling interest	26,304	17,494	62,799	32,306

INCOME TAX PROVISION	6,172	3,604	14,370	11,653

NET INCOME	20,132	13,890	48,429	20,653

Less: NET INCOME attributable to noncontrolling interest	(705)	(271)	(1,415)	(325)

NET INCOME attributable to common stockholders	$19,427	$13,619	$47,014	$20,328

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.41	$0.29	$1.00	$0.44
Diluted	$0.40	$0.28	$0.97	$0.43

Number of shares used in computation
Basic	47,548	46,605	47,047	46,260
Diluted	48,736	48,023	48,385	47,584

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2014:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP				$19,427

Earnings per share (Per-GAAP)
Diluted				$0.40

Adjustments to reconcile net income to adjusted net income:

Retention costs	214	—	(32)	182

Amortization of acquisition related intangible assets	1,987	—	(409)	1,578

Adjusted (Non-GAAP)				$21,187

Diluted shares used in computing earnings per share				48,736

Adjusted earnings per share (Non-GAAP)
Diluted				$0.43

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2013:

	Cost of Goods Sold	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP					$13,619

Earnings per share (Per-GAAP)
Diluted					$0.28

Adjustments to reconcile net income to adjusted net income:

Retention costs	—	815	—	(122)	693

Amortization of acquisition related intangible assets	—	1,871	—	(371)	1,500

Adjusted (Non-GAAP)					$15,812
Diluted shares used in computing earnings per share					48,023

Adjusted earnings per share (Non-GAAP)
Diluted					$0.33

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2014:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP				$47,014

Earnings per share (Per-GAAP)
Diluted				$0.97

Adjustments to reconcile net income to adjusted net income:

Retention costs	1,162	—	(175)	987

Gain on sale of assets	(1,176)	—	200	(976)

Amortization of acquisition related intangible assets	5,960	—	(1,235)	4,725

Adjusted (Non-GAAP)				$51,750

Diluted shares used in computing earnings per share				48,385

Adjusted earnings per share (Non-GAAP)
Diluted				$1.07

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $6.7 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.14 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2013:

	Cost of Goods Sold	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income

Per-GAAP					$20,328

Earnings per share (Per-GAAP)
Diluted					$0.43

Adjustments to reconcile net income to adjusted net income:

Inventory valuations	5,484	—	—	(823)	4,661

Acquisition costs	—	600	—	110	710

Retention costs	—	2,115	—	(317)	1,798

Restructuring costs	—	1,533	—	(406)	1,127

Amortization of acquisition related intangible assets	—	6,075	—	(1,285)	4,790

Tax expense related to tax audit	—	—	—	5,447	5,447

Adjusted (Non-GAAP)					$38,862

Diluted shares used in computing earnings per share					47,584

Adjusted earnings per share (Non-GAAP)
Diluted					$0.82

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $6.5 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.14 per share.

ADJUSTED NET INCOME (Non-GAAP)

This measure consists of accounting principles generally accepted in the United States (“GAAP”) net income attributable to common stockholders (“net income”), which is then adjusted solely for the purpose of adjusting for retention costs, amortization of acquisition related intangible assets, gain on sale of assets, inventory valuations, acquisition costs, restructuring and tax payments related to tax audit, as discussed below. Excluding retention costs, gain on sale of assets, inventory valuations, acquisition costs, restructuring and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations.  Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance.  The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures.  Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments:

Retention costs – The Company excluded costs accrued within operating expenses in regard to the $5 million employee retention plan in connection with the BCD Semiconductor Manufacturing Limited (“BCD”) acquisition.  The retention payments are payable at the 12, 18 and 24 month anniversaries of the acquisition with the majority of the expense occurring in the second 12 months.  Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to the BCD acquisition provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was recognized through acquisition accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets.  The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded the amortization expense as there is significant variability and unpredictability among companies with respect to this expense.

Gain on sale of assets –During the second quarter of 2014, the Company sold a building located in Taiwan and this gain was excluded from management’s assessment of the Company’s core operating performance.  The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.

Inventory valuations – The Company excluded cost incurred for inventory valuations.  The Company adjusted the inventory acquired from the BCD acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the completing and selling effort on the work–in-progress inventory.  This non-cash adjustment to inventory is not recurring in nature, however it could be recurring to the extent there are additional acquisitions.  The Company believes the exclusion of the BCD inventory valuation provides investors with a more accurate reflection of costs likely to be incurred in the absence of an usual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Acquisition costs – The Company excluded costs associated with acquiring BCD, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed in the second quarter of 2013 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an usual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Restructuring – The Company has recorded restructuring charges to reduce its cost structure in order to enhance operating effectiveness and improve profitability. These restructuring activities related to our UK development team and the closure of our New York sales office.  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Tax expense related to tax audit – The Company excluded additional tax expense in regard to a tax audit of the China tax authorities.  The China government audited the Company’s High and New Technology Enterprise (“HNTE”) status for the years 2009 through 2014 and determined there was an underpayment for the tax year 2013.  The Company has been approved for the HNTE status for 2013 through 2014.  Given that 2013 is an isolated occurrence, the additional tax and any penalties and interest associated with the audit are being excluded.  The Company believes the exclusion of tax expense related to this tax audit provides investors with a more accurate indication of tax expense likely to be incurred on an ongoing basis and facilitates comparisons with the results of other periods that may not reflect such audit determinations.

ADJUSTED EARNINGS PER SHARE (Non-GAAP)

This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding retention costs, amortization of acquisition related intangible assets, inventory valuations, acquisition costs and tax payments related to tax audit, as discussed above. Excluding retention costs, inventory valuations, acquisition costs and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations.  Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance, as described in further detail above.  This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation tables provided.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2014 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures.  For the third quarter of 2014, the amount was $13.8 million ($27.3 million less (-) $13.5 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	September 30,
	2014	2013

Net income (per-GAAP)	$19,427	$13,619
Plus:
Interest expense, net	750	1,062
Income tax provision	6,172	3,604
Depreciation and amortization	18,921	18,459
EBITDA (Non-GAAP)	$45,270	$36,744

	Nine Months Ended
	September 30,
	2014	2013

Net income (per-GAAP)	$47,014	$20,328
Plus:
Interest expense, net	2,331	3,171
Income tax provision	14,370	11,653
Depreciation and amortization	57,254	54,894
EBITDA (Non-GAAP)	$120,969	$90,046

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$236,849	$196,635
Short-term investments	14,165	22,922
Accounts receivable, net	193,639	192,267
Inventories	189,119	180,396
Deferred income taxes, current	9,828	10,513
Prepaid expenses and other	52,130	47,352
Total current assets	695,730	650,085

PROPERTY, PLANT AND EQUIPMENT, net	312,176	322,013

DEFERRED INCOME TAXES, non current	24,597	28,237

OTHER ASSETS
Goodwill	83,542	84,714
Intangible assets, net	47,391	53,571
Other	24,804	23,638
Total assets	$1,188,240	$1,162,258

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$2,009	$5,814
Accounts payable	97,367	89,212
Accrued liabilities	65,390	60,684
Income tax payable	3,777	1,206
Total current liabilities	168,543	156,916

LONG-TERM DEBT, net of current portion	147,533	182,799
OTHER LONG-TERM LIABILITIES	78,134	78,866
Total liabilities	394,210	418,581

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 47,572,500 and 46,680,973 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	31,717	31,120
Additional paid-in capital	305,143	289,668
Retained earnings	473,342	426,328
Accumulated other comprehensive loss	(58,847)	(44,374)
Total Diodes Incorporated stockholders' equity	751,355	702,742
Noncontrolling interest	42,675	40,935
Total equity	794,030	743,677
Total liabilities and equity	$1,188,240	$1,162,258